Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of MediaCo Holding Inc. of our report dated May 3, 2024, except for additional disclosures made in preparation for an SEC filing discussed in Note 2 to the consolidated financial statements, as to which the date is July 2, 2024, relating to the consolidated financial statements of Estrella Broadcasting, Inc., appearing in MediaCo Holding Inc.’s Current Report on Form 8-K filed July 3, 2024.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
Los Angeles, California
July 12, 2024